Exhibit 10.1
FORM OF AMENDMENT OF AWARDS, CONSENT AND WAIVER
     This consent and waiver (the “Consent”) confirms the understanding reached between the undersigned and R.H. Donnelley, a Delaware corporation (the “Company”) regarding certain accelerated vesting provisions with respect to the undersigned’s outstanding stock options and other stock-based awards (the “Awards”) granted by the Company and any other rights the undersigned would be entitled to under the Plans (as defined below) as a result of a Change of Control resulting from the Merger (each as defined below). In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the validity and sufficiency of which is hereby acknowledged, the parties agree that this Consent constitutes an amendment to all Awards previously granted to the undersigned pursuant to the Company’s 2005 Stock Award and Incentive Plan (effective as of April 26, 2005), 2001 Stock Award and Incentive Plan (as amended and restated effective as of May 1, 2001) and 1998 Directors’ Stock Plan (as amended and restated through January 31, 2000) (collectively, the “Plans” and each a “Plan”).
     In connection with the transactions contemplated by the Agreement and Plan of Merger as of October 3, 2005 by and among Dex Media, Inc., the Company and Forward Acquisition Corp., a wholly-owned subsidiary of the Company (the “Merger Sub”), pursuant to which Dex Media, Inc. will be merged into Merger Sub (the “Merger”) at the Effective Time (as defined in Section 1.2 of the Merger Agreement), the undersigned hereby irrevocably and unconditionally: (i) consents and agrees that the transactions contemplated by the Merger, including any holdings of shares of Stock (as defined in the Plans) and changes in the composition of the Board resulting from the Merger, shall not constitute a Change in Control (under any subpart of the definition of “Change in Control”), as defined in the Plans, for purposes of any Awards outstanding prior to the Effective Time, notwithstanding any provision contained in any such Plan or agreement under such Plan to the contrary, and (ii) waives any and all acceleration of vesting and any and all other rights that the undersigned may have under each Plan that would have otherwise accrued to the undersigned as a result of a Change in Control resulting from the Merger; provided, however, that if I am not appointed to the Company’s Board of Directors (the “Board”) at the Effective Time in connection with the Merger, for whatever reason, or within two years following the Effective Time I leave the Board at its request or am removed from the Board without my consent, then notwithstanding the foregoing provisions hereof, I shall be entitled to receive all of the benefits to which I would otherwise have been entitled under the Plans or with respect to outstanding Awards under the Plans following a Change in Control and treating the Merger as a Change in Control for that purpose; and provided, further that in the event that the Merger is not consummated, this Consent shall be void ab initio.
     EXECUTED on this 7th day of November, 2005.

R.H. Donnelley Corporation
By:
Robert J. Bush
Vice President and General Counsel

ACCEPTED AND AGREED TO:

Signature